                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              R.H. PHILLIPS, INC.
                                       AT
                              $7.00 NET PER SHARE
                                       BY
                        TOAST ACQUISITION COMPANY, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                             VINCOR HOLDINGS, INC.
                                AN AFFILIATE OF
                           VINCOR INTERNATIONAL INC.
----------------------------------------------------------------------

 THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON WEDNESDAY, OCTOBER 4, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    The Offer is being made to shareholders of R.H. Phillips, Inc. (the "Company") in connection with the Agreement and Plan of Merger dated as of August 25, 2000 (the "Merger Agreement"), by and among Vincor International Inc. ("Parent"), Vincor Holdings, Inc. ("Hold Co."), Toast Acquisition Company, Inc. ("Purchaser") and the Company, which provides that, following the consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger") and the Company will become a wholly owned subsidiary of Hold Co.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AGREEMENT AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

    This Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of common stock (the "Shares") of the Company which constitutes at least 90% of the outstanding Shares on a fully diluted basis (excluding options and warrants tendered for cancellation) (the "Minimum Condition"), and
(2) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Offer is also subject to other terms and conditions contained in this Offer to Purchase. The Offer is not conditioned upon Parent or Purchaser obtaining financing.

    Certain directors and shareholders holding approximately 33.2% of the currently outstanding Shares and 29.5% of the Shares on a fully diluted basis (before any options or warrants are tendered for cancellation) have agreed to tender their Shares in the Offer.

                       ----------------------------------

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of the shareholder's shares should either:

(1) complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it and any other required documents to the Depositary and either deliver the certificate(s) representing the shares to be tendered to the Depositary along with the Letter of Transmittal or tender the shares according to the procedure for book-entry transfer set forth in Section 3 hereof, or

(2) request the shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder.

    The procedures and documents required to tender shares are set forth in
Section 3.

    Any shareholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if the shareholder desires to tender those shares.

    Any shareholder who desires to tender shares and whose stock certificates are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender those shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to MacKenzie Partners, Inc., the Information Agent, at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES 1 THROUGH 5. YOU SHOULD READ THIS ENTIRE DOCUMENT BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

                       ----------------------------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                         MACKENZIE PARTNERS, INC. LOGO

September 7, 2000

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERGER................  1

INTRODUCTION........................................................  6

RECOMMENDATION OF THE BOARD OF DIRECTORS OF R.H. PHILLIPS, INC......  7

THE TENDER OFFER....................................................  8

    1.  Terms of the Offer; Extension of Tender Period; Termination;  8
          Amendment.................................................

    2.  Acceptance for Payment and Payment for Shares...............  9

    3.  Procedure for Tendering Shares..............................  10

    4.  Withdrawal Rights...........................................  13

    5.  Certain Federal Income Tax Consequences of the Offer and the  13
          Merger....................................................

    6.  Price Range of the Shares...................................  14

    7.  Certain Information Concerning the Company..................  15

    8.  Certain Information Concerning the Purchaser Group..........  16

    9.  Background of the Offer.....................................  17

   10.  Purpose of the Offer; the Merger Agreement..................  19

   11.  Source and Amount of Funds..................................  32

   12.  Certain Effects of the Offer................................  34

   13.  Certain Conditions of the Offer.............................  34

   14.  Dividends and Distributions.................................  35

   15.  Certain Legal Matters; Regulatory Approvals.................  36

   16.  Fees and Expenses...........................................  38

   17.  Miscellaneous...............................................  38

Schedule I--Information Concerning the Directors and Officers of the Purchaser Group

Appendix A--Plan of Merger

Appendix B--Sections 1300, 1301, 1302, 1303 and 1304 of the California Corporations Code

              QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERGER

    The following summary highlights certain important and material information from this offer to purchase but does not purport to be complete. To fully understand the offer described in this offer to purchase and for a more complete description of the terms of the offer described in this document, you should read carefully this entire offer to purchase, the documents incorporated by reference herein, and the enclosed letter of transmittal. We have included section references to direct you to more complete descriptions of the topics set forth below.

Q:  WHO IS OFFERING TO BUY MY SECURITIES?

A: We are Toast Acquisition Company, Inc., a newly formed California corporation that has not conducted any business other than in connection with this offer and the related merger agreement. We are offering to purchase all of the outstanding shares of common stock of R.H. Phillips, Inc. Our parent corporation is Vincor International Inc., Canada's largest producer and marketer of wines, wine kits, coolers and ciders, with leading brands in all segments of the market in Canada. Vincor owns and operates wineries in British Columbia, Ontario, Quebec and New Brunswick, and markets wines produced from grapes grown in the Niagara Peninsula of Ontario, the Okanagan Valley of British Columbia and other countries. Vincor is a public company in Canada whose common shares trade on The Toronto Stock Exchange. For more information about us and our affiliates, see "The Tender Offer--Certain Information Concerning the Purchaser Group." We intend through this offer to ultimately acquire all of R.H. Phillips' outstanding common stock. For more information about us and our ownership of R.H. Phillips after consummation of the merger, see "Who Will Own R.H. Phillips After the Merger" and "The Tender Offer--Certain Information Concerning the Purchaser Group."

Q:  WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

A: We are making the offer for any and all shares of the common stock of R.H. Phillips, which are R.H. Phillips' only outstanding shares of stock. See "Introduction."

Q:  HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I
  HAVE TO PAY ANY FEES OR COMMISSIONS?

A: We are offering to pay $7.00 net per share in cash, without interest. If you are the record owner of your shares and you tender your shares to us, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" for more information regarding the terms of our offer.

Q:  HOW DO I TENDER MY SHARES?

A: If you hold your shares "of record," you can tender your shares by sending the enclosed letter of transmittal to LaSalle Bank, N.A., our depositary, at the address listed on the enclosed letter of transmittal. If your broker, dealer, bank, trust company or custodian holds your shares in "street name" for you, you must direct your broker to tender your shares in accordance with the book-entry or guaranteed delivery procedures set forth in this offer to purchase. See "The Tender Offer--Procedure for Tendering Shares."

Q:  WHAT DOES THE BOARD OF DIRECTORS OF R.H. PHILLIPS THINK OF THE OFFER?

A: The board of directors of R.H. Phillips recommends the offer and the merger. A special committee of the board of directors, consisting of three directors, two of whom were independent directors, independently evaluated the fairness of the offer and the merger. Additionally, an investment banker independently evaluated the fairness of the offer and the merger. The special committee, with the assistance of the legal advisor and investment banker engaged by R.H. Phillips, participated in negotiating the terms of the offer and the merger and recommended that the full board of directors of R.H. Phillips approve the offer and the merger agreement. At a meeting of the board of directors on August 25, 2000, the board of directors, by unanimous vote of all of the directors, based on, among other things, the unanimous recommendation of the special committee, (i) determined that the merger is advisable and that the terms of the offer and the merger are fair to, and in the best interests of, R.H. Phillips and its shareholders, (ii) approved the offer and approved and adopted the merger agreement, and (iii) recommended that the shareholders of R.H. Phillips tender their shares. See "Introduction."

Q: DID R.H. PHILLIPS RECEIVE ANY OPINIONS OR APPRAISALS REGARDING THE FAIRNESS OF THE PER SHARE PRICE PAYABLE IN THE OFFER?

A: Yes. R.H. Phillips received a written opinion, dated August 25, 2000, from its investment banker, First Security Van Kasper, to the effect that, as of that date and based on and subject to the matters described in the opinion, the $7.00 per share cash consideration to be received by R.H. Phillips' shareholders in the offer and the merger is fair to you, from a financial point of view. See "Recommendation Of The Company's Board Of Directors" for more information regarding First Security Van Kasper's opinion and financial analysis. The opinion letter is included as an appendix to R.H. Phillips' Schedule 14D-9, which accompanies this offer to purchase.

Q:  DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

A: Yes. The Bank of Nova Scotia has issued a commitment letter to us, and as long as the conditions to the offer described in Section 13 and other customary conditions included in the commitment letter are satisfied, The Bank of Nova Scotia will provide us with sufficient funds for us to purchase all tendered shares and any shares to be acquired in the merger. See "The Tender Offer-- Source and Amount of Funds" for more information relating to the financing of our offer.

Q: IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER MY SHARES?

A: We do not think our financial condition is relevant to your decision whether to tender your shares because we are paying you in cash for your shares and the offer is not conditioned on our ability to obtain financing. You may obtain financial and other information that our parent corporation files with Canadian securities authorities from the SEDAR website at http://www.sedar.com. See "The Tender Offer--Source and Amount of Funds" and "Certain Information Concerning the Purchaser Group."

Q:  HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES?

A: You may tender your shares until midnight, New York City time, on Wednesday, October 4, 2000, which is the scheduled expiration date of the offering period, unless we decide to extend the offering period if the conditions to our offer are not met or if we provide for a subsequent offering period. We will purchase all shares that are properly tendered and not withdrawn promptly following the expiration date if the conditions to our offer have been met. See "The Tender Offer--Terms of the Offer" for more information concerning our ability to extend the expiration date. Further, if you cannot deliver everything that is required to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See "The Tender Offer--Procedure for Tendering Shares."

Q:  CAN THE OFFER BE EXTENDED?

A: Yes. The merger agreement requires us to extend the offer for up to ten business days if any of the conditions specified in Section 13 are not satisfied or waived as of the date this offer expires. We may extend the offer for the longer or shorter time periods as needed to satisfy the conditions in Section 13 or otherwise as required by law. See "The Tender Offer--Terms of the Offer."

Q:  WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

A: Following the satisfaction of all the conditions to the offer and the acceptance of and payment for all the shares tendered during the offering period, we may choose to provide a subsequent offering period. See "The Tender Offer--Terms of the Offer."

Q:  HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

A: We will announce any extension of the offer by press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. See "The Tender Offer--Extension of Tender Period" for more information about extension of the offer. If we provide a subsequent offering period, we will publicly disclose our intention to do so by issuing a press release no later than 9:00 a.m., New York City time, five business days before the expiration date of the offering period.

Q:  UNTIL WHAT TIME AND HOW CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

A: You can withdraw tendered shares at any time prior to midnight on the expiration date of October 4, 2000, by sending a notice of withdrawal to LaSalle Bank, our depositary. If we extend the expiration date, you can withdraw tendered shares at any time before the new expiration date. Additionally, unless we accept tendered shares for payment pursuant to the offer, you may also withdraw tendered shares at any time after November 5, 2000. If we choose to provide for a subsequent offering period, you will not have withdrawal rights with respect to shares tendered in the subsequent offering period. See "The Tender Offer--Withdrawal Rights" for more information about your rights to withdraw tendered shares.

Q:  WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

A: We are not obligated to purchase any shares, even if validly tendered, unless those shares represent at least 90% of R.H. Phillips' outstanding shares on a fully diluted basis, excluding options and warrants surrendered for cancellation. As of August 25, 2000, 6,695,331 shares were outstanding. In addition, options to purchase 664,844 shares and warrants to purchase a total of 1,515,314 shares were outstanding as of that date. We estimate that approximately 6,025,798 shares must be validly tendered (and not validly withdrawn) for 90% of the Shares to be tendered. Our estimate assumes that before the offer expires, the holders of outstanding options and warrants will tender their options and warrants for cancellation in exchange for cash equal to $7.00 per share less the option or warrant exercise price per share. Furthermore, we have no obligation to purchase any shares, even if validly tendered, if, among other things, there has occurred any change, condition, event or development that has a material adverse effect on R.H. Phillips, R.H. Phillips has materially breached its obligations, covenants or agreements under the merger agreement, or if there has occurred a breach of any material representation or warranty of R.H. Phillips contained in the merger agreement. See "The Tender Offer--Conditions of the Offer."

Q:  HAVE ANY SHAREHOLDERS AGREED TO TENDER THEIR SHARES?

A: Yes. All of the directors, including each of the Gigiuere family members, the executive officers and some of the largest shareholders of R.H. Phillips who together own approximately 33.2% of its currently outstanding shares, which represent approximately 29.5% of the shares on a fully diluted basis, have agreed to tender their shares. The term "on a fully diluted basis" means, as of any date, the number of shares outstanding plus all shares R.H. Phillips is then required to issue upon the exercise of outstanding options and warrants, to the extent those options and warrants are then exercisable. See "The Tender Offer--Purpose of the Offer; the Merger Agreement."

Q: IF THE TENDER OFFER CONDITIONS ARE SATISFIED, WILL R.H. PHILLIPS CONTINUE AS A PUBLIC COMPANY?

A: No. If the merger takes place, R.H. Phillips will no longer be publicly owned. As a result, (i) R.H. Phillips' shares will no longer be listed on The Nasdaq National Market; (ii) there will not be a public trading market for R.H. Phillips' shares; and (iii) R.H. Phillips will cease making filings with the Securities and Exchange Commission and otherwise cease being required to comply with its rules relating to publicly held companies. See "The Tender Offer-- Certain Effects of the Offer."

Q: IF YOU CONSUMMATE THE TENDER OFFER, WHAT ARE YOUR PLANS WITH RESPECT TO ALL THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

A: If the shares of common stock tendered constitute at least 90% of the then outstanding shares on a fully diluted basis, we will promptly merge with R.H. Phillips. See "The Tender Offer--Certain Conditions of the Offer." Any shareholders whose shares we do not purchase in the offer will receive $7.00 per share in cash for each share of R.H. Phillips common stock as a result of the merger. See "The Tender Offer--Certain Effects of the Offer."

Q:  IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

A: If the offer is consummated and we acquire more than 90% of the outstanding shares on a fully diluted basis, we will promptly merge with and into R.H. Phillips. In the merger, shareholders who do not tender their shares in the offer and who do not exercise their appraisal rights will receive the same amount of cash per share in the merger that they would have received had they tendered their shares. Therefore, if the merger takes place, the difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. See "Introduction" and "The Tender Offer--Certain Effects of the Offer."

Q:  IF I OBJECT TO THE PRICE BEING OFFERED, WILL I HAVE APPRAISAL RIGHTS?

A: Yes. If you elect not to tender your shares and properly comply with the applicable provisions of the California General Corporation Law governing appraisal rights, you will have the right to receive in cash the fair market value of your shares as of August 25, 2000, the last trading day before the first announcement of the terms of the merger. See "The Tender Offer--The Merger Agreement--Rights of Dissenting Shareholders."

Q:  WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

A: On September 6, 2000, the last trading day before we commenced our tender offer, the last sale price was $6.81 per share. On August 25, 2000, the last trading day before we announced the proposed offer to purchase shares for $7.00 per share, the last sale price of R.H. Phillips' common stock reported on The Nasdaq National Market was $4.75 per share. On August 14, 2000, the last trading day before R.H. Phillips announced it was conducting merger negotiations, the last sale price was $2.97 per share. We advise you to obtain a recent quotation for your shares in deciding whether to tender your shares. See "Tender Offer--Price Range of the Shares."

Q:  WHO WILL OWN R.H. PHILLIPS AFTER THE MERGER?

A: After the merger, R.H. Phillips will continue as an indirect, wholly owned subsidiary of Vincor International Inc. See "The Tender Offer--Certain Effects of the Offer."

Q:  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

A: If you have more questions about the tender offer, you should contact the information agent, MacKenzie Partners, Inc., at (212) 929-5550 (collect) or
(800) 322-2885 (toll free). MacKenzie Partners, Inc. is acting as our information agent for the offer. See the back cover of this offer to purchase.

To the Shareholders of R.H. Phillips, Inc.:

                                  INTRODUCTION

    Toast Acquisition Company, Inc., a California corporation ("Purchaser"), a wholly owned subsidiary of Vincor Holdings, Inc. a Delaware corporation ("Hold Co."), an affiliate of Vincor International Inc., a corporation validly existing under the laws of Canada ("Parent," and together with Purchaser and Hold Co., the "Purchaser Group"), hereby offers to purchase all of the outstanding shares of common stock, no par value (the "Shares"), of R.H. Phillips, Inc. (the "Company"), at a purchase price of $7.00 per Share (the "Offer Price"), net to the seller in cash, in accordance with the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

    The Offer is being made in connection with an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 25, 2000, by and among the Purchaser Group and the Company. The Merger Agreement requires Purchaser to offer to purchase all of the outstanding Shares pursuant to the Offer on the terms and subject to the conditions set forth in this Offer to Purchase. If Shares representing at least 90% of the outstanding Shares on a fully diluted basis (excluding options and warrants tendered for cancellation) are validly tendered in the Offer and purchased by Purchaser, and the other conditions to the Merger are satisfied or waived, Purchaser will merge with and into the Company. In the Merger, any Shares not purchased in the Offer (other than Shares held by the Purchaser Group, the Company or any of their respective subsidiaries and Shares as to which appraisal rights are properly exercised under California law) will be converted by operation of law into the right to receive cash in the amount of $7.00 per Share (the "Merger Consideration"). For more information concerning the terms of the Merger Agreement, see Section 10.

    THE BOARD OF DIRECTORS OF R.H. PHILLIPS, INC. HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AGREEMENT. THE BOARD OF DIRECTORS ALSO RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES. THE BOARD HAS RECEIVED AN OPINION FROM FIRST SECURITY VAN KASPER, ITS FINANCIAL ADVISOR, THAT THE MERGER CONSIDERATION IS FAIR TO THE SHAREHOLDERS OF R.H. PHILLIPS, INC. FROM A FINANCIAL POINT OF VIEW. SEE "RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS."

    Holders of Shares registered in their own name who tender those Shares directly to LaSalle Bank, N.A. (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, transfer taxes on the transfer and sale of Shares pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult the broker or bank as to whether it charges any service fees. Purchaser will pay all fees and expenses of the Depositary and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

    The Offer is being made in accordance with the terms of the Merger Agreement. The purpose of the Offer, the Merger, and the Merger Agreement is to enable Parent to obtain control of, and to indirectly own the entire equity interest in, the Company. On August 25, 2000, the last trading day before the announcement of the proposed Merger, the closing market price of the Shares was $4.75. On August 14, 2000, the last trading day before R.H. Phillips announced it was conducting merger negotiations, the closing market price of the Shares was $2.97. The Offer provides an opportunity for existing shareholders of the Company to sell Shares at a premium over recent trading prices. See Section 6.

    The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn before the Offer expires a number of Shares which constitutes at least 90% of the outstanding Shares on a fully diluted basis (excluding options and warrants tendered for cancellation)

(the "Minimum Condition"), and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Offer is also subject to other terms and conditions contained in this Offer to Purchase. See Introduction and Sections 1 and 13.

    Subject to certain exceptions set forth below, Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer. See Sections 1 and 13.

    As of August 25, 2000, 6,695,331 Shares were outstanding. In addition, options covering a total of 664,844 Shares and warrants to purchase a total of 1,515,314 Shares were outstanding as of that date. Purchaser estimates that approximately 6,025,798 Shares must be validly tendered (and not validly withdrawn) to satisfy the Minimum Condition. This estimate assumes that all of the outstanding options and warrants will be tendered for cancellation before the Offer expires.

    Certain directors and shareholders who own 2,219,614 Shares and options to purchase 387,060 Shares, or 33.2% of the currently outstanding Shares representing 29.5% of the Shares on a fully diluted basis before any tender of options or warrants for cancellation, have agreed with the Company to tender their outstanding Shares and tender their options for cancellation in accordance with the terms and conditions of the Offer. The term "on a fully diluted basis" means, as of any date, the number of Shares outstanding plus all Shares that the Company is then required to issue upon the exercise of outstanding options and warrants, to the extent those options and warrants are then exercisable. See
Section 10.

    The Purchaser Group estimates that approximately $95 million of financing will be required to consummate the Offer and Merger, to refinance certain obligations of the Company, and to pay estimated financing and transaction fees and expenses. The Purchaser Group plans to obtain the necessary funds under the credit facility described below.

    Parent has received from The Bank of Nova Scotia ("BNS") a written financing commitment for a $95.0 million acquisition facility.

    For more information concerning the financing of the Offer and the Merger and related transactions, see Section 11.

                                  * * * * * *

SHAREHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL
CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

        RECOMMENDATION OF THE BOARD OF DIRECTORS OF R.H. PHILLIPS, INC.

    The Company's Board of Directors has unanimously determined that the Offer and the Merger are fair to and in the best interests of the Company and its shareholders and has unanimously approved the Offer and the Merger Agreement and recommends that the shareholders of the Company accept the Offer and tender all of their Shares (the "Board Recommendation"). The purpose of the Offer, the Merger, and the Merger Agreement is to enable Parent to obtain control of, and to indirectly own the entire equity interest in, the Company. The Offer allows the Company's shareholders to receive cash at a premium over recent trading prices for the Shares. See Sections 6, 9 and 10.

    The Company's financial advisor, First Security Van Kasper ("FSVK"), has delivered to the Company's Board of Directors its written opinion dated August 25, 2000 to the effect that, as of such date and based upon and subject to certain matters stated in its opinion, the $7.00 per Share cash consideration to be received by the holders of Shares (other than the Company, the Purchaser Group and their respective subsidiaries) pursuant to the Offer and the Merger was fair to such holders from a financial point of view. A copy of the FSVK opinion letter is contained in the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Company's Schedule 14D-9"), which is being distributed to the Company's shareholders with this Offer to Purchase. The Company's shareholders are urged to read the opinion letter in its entirety.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER; EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn on or before the Expiration Date (as hereinafter defined) at a price of $7.00 per Share, net to the seller in cash. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, October 4, 2000, unless Purchaser extends the period during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the expiration or termination of any waiting period under the HSR Act. The Offer is also subject to certain other conditions set forth in
Section 13. Purchaser expressly reserves the right, in its sole discretion, to waive, in whole or in part, any or all of the conditions of the Offer; provided, that Purchaser may waive the Minimum Condition only if more than 50% of the Shares are tendered in the Offer and if BNS amends or waives the conditions of its Commitment Letter.

    Subject to the terms of the Merger Agreement, Purchaser may extend the Offer. The Merger Agreement requires Purchaser to extend the Offer for up to ten
(10) business days if any of the conditions specified in Section 13 are not satisfied or waived as of the Expiration Date. Purchaser may extend the Offer for longer or shorter time periods as needed to satisfy the conditions specified in Section 13 or otherwise as required by law. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

    Purchaser also expressly reserves the right, subject to applicable laws (including applicable regulations of the Securities and Exchange Commission (the "Commission")) at any time or from time to time, to (i) delay acceptance for payment of, or payment for any Shares in order to comply, in whole or in part, with any applicable law, government regulation or any other condition contained in Sections 13 and 15, (ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any of the conditions referred to in
Section 13 have not been satisfied or upon the occurrence of any of the events specified in Section 13, (iii) waive any condition (except as described in the following paragraph), or (iv) subject to certain exceptions set forth below, amend the Offer in any respect; in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary. Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the conditions specified in Section 13 without extending the period of time during which the Offer is open.

    Without the prior written consent of the Company, Purchaser may not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of Shares Purchaser seeks to purchase in the Offer, change the conditions to the Offer set forth in Section 13, impose additional conditions to the Offer, or amend any other term of the Offer in any manner adverse to the holders of Shares. Purchaser may waive any condition to the Offer without the consent of the Company; provided, that Purchaser may waive the Minimum Condition only if more than 50% of the Shares are tendered in the Offer and if BNS amends or waives the conditions of its Commitment Letter.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14d-6(d) under the Exchange Act. Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make any such announcement by issuing a release to the Dow Jones News Service and making any appropriate filing with the Commission.

    If Purchaser makes a material change in the terms of the Offer or if Purchaser waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentages of securities sought, will depend on the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten (10) business day period from the day of such change is generally required to allow for adequate dissemination to shareholders. Accordingly, if before the Expiration Date, Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth (10th) business day from the date of that notice of the increase or decrease is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of the ten (10) business day period. Any extension of the Offer will not constitute a waiver by Purchaser of any of the conditions set forth in
Section 13.

    Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, include a subsequent offering period following the expiration of the Offer on the Expiration Date (the "Subsequent Offering Period"). Rule 14d-11 provides that Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) the Offer was for all outstanding Shares, (iii) Purchaser accepts and promptly pays for all Shares tendered during the Offer, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered in the Subsequent Offering Period and (vi) Purchaser pays the Offer Price for all Shares tendered during the Subsequent Offering Period. Purchaser can include a Subsequent Offering Period if it satisfies the conditions above and announces its intention to include a Subsequent Offering Period by issuing a press release no later than 9:00 a.m., New York City time, five (5) business days before the expiration of the then applicable offering period.

    A Subsequent Offering Period, if one is included, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which shareholders may tender Shares not tendered during the Offer. Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion.

    During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights, and Purchaser must promptly purchase and pay for any Shares tendered at the same price paid in the Offer.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to any Expiration Date as soon as practicable after such Expiration Date. In addition, Purchaser reserves the right, in its sole discretion and subject to applicable law, to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law, government regulation or any other condition contained herein. Any such delays will be accomplished in compliance with Rule 14e-1(c) under the Exchange Act (relating to bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of bidder's offer). See Sections 13 and 15.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit by Purchaser of the purchase price to be paid by it with the Depositary, which Depositary will act as agent for the tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders. See Instruction 11 of the Letter of Transmittal. Under no circumstances will interest be paid by Purchaser on the consideration paid for the Shares pursuant to the Offer, regardless of any delay in making payment. Purchaser shall pay all stock transfer taxes, if any, payable on the transfer of Shares purchased by it pursuant to the Offer, except as set forth in Instruction 7 of the Letter of Transmittal.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a certificate(s) for such Shares or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in Section 3), a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 3) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3.

    If any tendered Shares are not accepted for payment for any reason or if certificate(s) are submitted for more Shares than are tendered, certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    If Purchaser increases the consideration offered to shareholders pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered or accepted for payment prior to such increase in consideration.

    Purchaser reserves the right to assign, in whole or from time to time in part, to Parent or another direct or indirect subsidiary of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Purchaser of its obligations under the Offer nor will any such assignment prejudice in any way the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES

    VALID TENDER OF SHARES. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares as described below, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. In addition, either (i) certificates evidencing tendered Shares must be received by the Depositary at any such address or such Shares must be tendered pursuant to the procedure for book-entry transfer (and a confirmation of receipt of such delivery must be received by the Depositary), in each case on or before the Expiration Date or (ii) the guaranteed delivery procedures set forth below must be complied with. The term "Agent's Message" means a message transmitted by The Depository Trust Company (the "Book-Entry Transfer Facility") to and received by the Depositary and forming a part of a book-entry transfer confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer the Shares into the Depositary's account in accordance with that Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be accomplished through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

    Delivery of Documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    SIGNATURE GUARANTEES. Except as otherwise provided below, signatures on Letters of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, or the Stock Exchange Medallion Program (each of the foregoing constituting an "Eligible Institution"). Signatures on Letters of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of Shares tendered and that holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) the Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and the shareholder's certificates are not immediately available, or time will not permit the certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or the shareholder cannot complete the procedure for book-entry transfer on a timely basis, the shareholder may nevertheless tender the Shares if the following guaranteed delivery procedures are satisfied:

        (i) the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary as provided below on or before the Expiration Date; and

       (iii) the certificates (or a book-entry transfer confirmation) representing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three (3) trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which The Nasdaq National Market is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY SHALL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding on payments made to shareholders with respect to the price of Shares purchased pursuant to the Offer, each shareholder must provide the Depositary with the shareholder's correct taxpayer identification number ("TIN") and certify that the shareholder is not subject to backup United States federal income tax withholding by completing the substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal. If the shareholder is a nonresident alien or foreign entity not subject to back-up withholding, the shareholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal, a tendering shareholder irrevocably appoints designees of Purchaser as the shareholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of the shareholder's rights with respect to the Shares tendered by the shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of the tendered Shares on or after the date of this Offer to Purchase). All such proxies will be irrevocable and coupled with an interest in the tendered Shares. The appointment will be effective when, and only to the extent that, Purchaser accepts the Shares for payment. Upon acceptance for payment, all prior proxies and consents granted by the shareholder with respect to the tendered Shares and other securities will be revoked without further action, and no subsequent proxies may be given nor subsequent written consents executed (and, if given or executed, those proxies or consents will not be deemed effective). The designees of Purchaser will be empowered to exercise all voting and other rights of the tendering shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's shareholders, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for the Shares, Purchaser must be able to exercise full voting rights with respect to the Shares, including voting at any meeting of shareholders scheduled or acting by written consent without a meeting.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders of Shares determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular shareholder. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of the Purchaser Group, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4.  WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer may be withdrawn at any time on or before the Expiration Date. Thereafter, tenders are irrevocable, except that they may be withdrawn after the Expiration Date unless accepted for payment before that date as provided in this Offer to Purchase. If Purchaser extends the Offer, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and those Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4. Any such delay in acceptance for payment will be accomplished by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary, and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    Withdrawals may not be rescinded, and Shares withdrawn shall thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time before the Expiration Date by again following one of the procedures described in Section 3.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal shall be determined by Purchaser in its sole discretion, which determination shall be final and binding. None of the Purchaser Group, any of their affiliates or assigns, the Depositary, the Information Agent or any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

    The following is a summary of the principal United States federal income tax considerations of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or the Merger (including any cash amounts received by dissenting shareholders pursuant to the exercise of appraisal rights). The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that may be relevant to holders of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to holders of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of holders of Shares (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules under the United States federal income tax laws. This discussion does not discuss the United States federal income tax consequences to a holder of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT THE HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO THE HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO THE HOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer or the Merger (including any cash amounts received by dissenting shareholders pursuant to the exercise of appraisal rights) shall be a taxable transaction for United States federal income tax purposes and also may be a taxable transaction under applicable state, local and other income tax law. In general, for United States federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between (i) the holder's adjusted tax basis in the Shares tendered pursuant to the Offer or the Merger and (ii) the amount of cash received by the shareholder pursuant to the Offer or the Merger. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or the Merger. Assuming that Shares are held as a capital asset, the gain or loss will be a capital gain or loss. The capital gain or loss will be a long-term capital gain or loss if the Shares have been held for more than one year on the date of sale of the Shares or the effective date of the Merger, as the case may be.

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%, unless a holder of Shares (i) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (ii) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the holder's United States federal income tax liability. Each holder of Shares should consult with his or her tax advisor to determine qualification for exemption from backup withholding and the procedure for obtaining the exemption. Holders tendering their Shares in the Offer may avoid backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3.

6.  PRICE RANGE OF THE SHARES

    The Shares are listed and traded on The Nasdaq National Market under the symbol RHPS. The following table sets forth the high and low closing prices per Share reported for the Shares for the periods indicated.

QUARTER ENDED:                                                  HIGH       LOW
--------------                                                --------   --------
  2000
    Third (through September 6, 2000).......................   $6.88      $2.75
    Second..................................................    3.00       2.50
    First...................................................    3.13       2.50
  1999
    Fourth..................................................   $3.00      $2.50
    Third...................................................    3.25       2.81
    Second..................................................    3.44       3.00
    First...................................................    3.25       2.63
  1998
    Fourth..................................................   $3.38      $2.50
    Third...................................................    4.00       3.00
    Second..................................................    3.88       2.88
    First...................................................    3.56       2.50

    On August 25, 2000, the last full trading day before announcement of the execution of the Merger Agreement and Purchaser's intention to commence the Offer, the closing sale price of the Shares reported on The Nasdaq National Market was $4.75 per Share. On September 6, 2000, the last full trading day before the commencement of the Offer, the closing sale price was $6.81 per Share. On August 14, 2000, the last full trading day before R.H. Phillips announced it was conducting merger negotiations, the closing sale price was $2.97 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY

    GENERAL. The Company is a California corporation with its principal office located at 26386 County Road 12A, Esparto, California 95627. The Company produces and sells premium varietal table wines. The Company's vineyard, winery and corporate headquarters are located in the Dunnigan Hills Viticultural Region, approximately 30 miles northeast of the Napa Valley wine region. The winery specializes in the production of Chardonnay and Syrah, a Mediterranean varietal, and produces both premium and super premium wines. The Company's sales totaled $26.5 million for the year ended December 31, 1999.

    AVAILABLE INFORMATION. The Company's common stock is registered under the Exchange Act and, accordingly, the Company is subject to the informational filing requirements of the Exchange Act. In accordance therewith, the Company files periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center,
13th Floor, New York, New York 10048. Copies may be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a website on the Internet at http://www.sec.gov, which site contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

    FORWARD-LOOKING FINANCIAL INFORMATION. Before entering into the Merger Agreement, Purchaser conducted a due diligence review of the Company and in connection with that review received certain non-public information from the Company. The non-public information included, among other things, financial information stating the Company's growth targets (the "Growth Targets") for the fiscal years ending December 31, 2000 to 2004. The Growth Targets were prepared by the Company's management based on numerous assumptions, including among others, the estimated 2000 financial results and targets for sales, revenue, net gross profit, operating expenses, depreciation, depletion and amortization and capital expenditure requirements. Set forth below is a summary of income statement and cash flow items stated in the Growth Targets for fiscal years ending December 31, 2000 to 2004. None of the assumptions in the Growth Targets give effect to the Offer, the Merger or the financing thereof or the potential combined operations of Parent and the Company after consummation of such transactions.

    The Company has advised the Purchaser Group that it does not as a matter of course disclose projections as to future revenues or earnings, and the goals listed in the Growth Targets were not intended to forecast likely or anticipated operating revenues. The goals listed in the Financial Plan were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the American Institute of Certified Public Accountants for projections. The forecasted information is included herein solely because such information was furnished to the Purchaser Group or their financial advisors. Accordingly, the inclusion of the Growth Targets in this Offer should not be regarded as an indication that the Purchaser Group, the Company or their respective financial advisors or their respective officers and directors consider such information to be accurate or reliable, and none of such persons assumes any responsibility for the accuracy therefor. The Growth Targets were prepared for internal use and are subjective in many respects and thus susceptible to various interpretations and periodic revision based upon actual experience and business development. In addition, because the estimates and assumptions underlying the Growth Targets are inherently subject to significant economic and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond the control of the Company and/or the Purchaser Group, there can be no assurance that the Growth Targets will be realized. Accordingly, it is expected that there will be differences between actual results and the targets, and actual results may be materially higher or lower than those set forth below.

                              R.H. PHILLIPS, INC.
                                 GROWTH TARGETS
                                ($ IN THOUSANDS)

                                                    PROJECTED FOR FISCAL YEAR ENDING DECEMBER 31,
                                                   2000       2001       2002       2003       2004
                                                 --------   --------   --------   --------   --------
Revenue........................................  $30,238    $37,729    $42,686    $50,956    $59,566
Cost of sales..................................   13,048     15,514     17,685     19,972     22,613
Income from operations.........................    6,546      9,266     10,367     14,383     18,191
Net income before income tax...................    3,721      6,311      7,388     11,610     15,893
Selected cash flow items:
  Depreciation and amortization................    3,834      3,349      3,762      4,187      4,609
  Purchases of plant, property and equipment...    5,499      4,473      6,096      4,971      5,316

8.  CERTAIN INFORMATION CONCERNING THE PURCHASER GROUP

    GENERAL. Purchaser is a California corporation with its principal offices located at 441 Courtneypark Drive East, Mississauga, Ontario, Canada L5R 2V3. Purchaser recently was organized for the purpose of effecting the Offer and the Merger, and has not carried on any activities except in connection with the Offer and the Merger. All the outstanding capital stock of Purchaser is owned by Hold Co.

    Hold Co. is a Delaware corporation with its principal offices located at 441 Courtneypark Drive East, Mississauga, Ontario, Canada L5R 2V3. Hold Co. recently was organized to be a holding company for Parent's United States operations, and has not carried on any activities except in connection with the Offer and the Merger. As of the date of this Offer to Purchase, all the outstanding capital stock of Hold Co. was owned by Parent.

    Parent, is a corporation incorporated under the laws of Canada with its principal offices located at 441 Courtneypark Drive East, Mississauga, Ontario, Canada L5R 2V3. Parent is Canada's leading producer and marketer of wines, wine kits, coolers and ciders, with leading brands in all segments of the market in Canada. Parent owns and operates wineries in British Columbia, Ontario, Quebec and

New Brunswick, and markets wines produced from grapes grown in the Niagara Peninsula of Ontario, the Okanagan Valley of British Columbia and other countries. Parent generated net sales of CDN $268.2 million for its fiscal year ended March 31, 2000.

    Parent's common stock is listed on The Toronto Stock Exchange under the symbol "VN." Parent files annual reports and other periodic information forms with the provincial securities commissions in Canada. Canadian securities authorities maintain a website on the Internet at http://www.sedar.com, which contains reports, proxy statements and information regarding companies that file electronically with Canadian securities authorities, including Parent.

    The name, business address, present principal occupation or employment, five-year employment history and citizenship of each director and executive officer of each member of the Purchaser Group are set forth in Schedule I.

    Except as described in this Offer to Purchase (and except for two Shares owned by Parent), (i) none of the Purchaser Group or, to the best knowledge of the Purchaser Group, any of the persons listed in Schedule I or any associate or majority owned subsidiary of any such persons, beneficially owns or has a right to acquire any equity security of the Company and (ii) none of the Purchaser Group or, to the best knowledge of the Purchaser Group, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

    Except as described in this Offer to Purchase, (i) none of the Purchaser Group, or, to the best knowledge of the Purchaser Group, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies; (ii) there have been no contacts, negotiations or transactions between the Purchaser Group, or any of their respective subsidiaries or, to the best knowledge of the Purchaser Group, any of the persons listed on Schedule I on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, a sale or other transfer of a material amount of assets or concerning any other transactions with the Company that are required to be disclosed pursuant to the rules and regulations of the Commission.

9.  BACKGROUND OF THE OFFER

    Parent is Canada's largest producer and marketer of wines. Parent is the result of a series of acquisitions combining wine businesses established as early as 1876. Parent has adopted a strategy to expand internationally, including through acquisitions. One of the areas targeted by Parent for the analysis of acquisition opportunities is the United States.

    In April 1999, Parent engaged Fisher & Company LLC ("Fisher"), a San Francisco-based investment banking advisor to branded consumer companies, to assist Parent in identifying potential winery acquisitions in the United States. On or around April 7, 2000, John A. Fisher, Managing Director of Fisher, contacted John Giguiere, Co-President and Co-Chief Executive Officer of the Company and Chairman of its Board of Directors, to express Parent's interest in pursuing discussions regarding a possible business combination between the Company by Parent.

    On May 2, 2000, Donald L. Triggs, Parent's President and Chief Executive Officer, and Jonathan Bamberger, Parent's Executive Vice President, Corporate Development, traveled to Esparto, California to hold preliminary discussions with the Company's senior management about a possible transaction. Following these discussions, the Company and Parent entered into a confidentiality agreement. In a

May 26, 2000 letter to John Giguiere, Mr. Triggs outlined several conceptual issues as the basis for a proposal.

    On May 29 and 30, 2000, members of the Company's senior management visited Parent's corporate offices outside Toronto and its wineries in Niagara for an introduction to Parent's business. On June 11 and 12, 2000, the Company's senior management visited Parent's vineyard properties in the Okanangan Valley of British Columbia for meetings with Messrs. Triggs, Bamberger and Fisher. The parties discussed a variety of issues, including the need for Parent to retain key executives of the Company if a transaction, which would be Parent's first acquisition in the United States, were completed.

    During these discussions, the Giguieres advised Parent of their personal plans to develop vineyards. Parent insisted that any grapes grown by the Giguieres be sold to the Company. In furtherance of these objectives, and Parent's objective to increase its supply of premium grapes, the parties negotiated the Grape Purchase Agreement.

    In the interim, on June 6 and 7, 2000, Mr. Bamberger commenced Parent's preliminary due diligence on the Company during a two-day visit to the Company's offices, the first of which was also attended by Mr. Fisher.

    In a telephone conference on June 19, 2000, members of the senior management teams of Parent and the Company and Mr. Fisher discussed several issues in connection with a possible transaction, including potential employment and compensation arrangements for John and Karl Giguiere.

    On June 28, 2000, the senior management teams of Parent and the Company, together with representatives of Fisher and First Security Van Kasper ("FSVK"), the Company's financial advisor, held a conference call to follow up on the discussions of June 19. The parties continued their discussions in a telephone conference on July 3, 2000.

    On July 8, 2000, representatives of Parent, the Company, Fisher and FSVK met in St. Helena, California to discuss the general financial terms of the proposed acquisition. At the conclusion of the meeting, Parent proposed a purchase price of $7.00 per Share, plus $7.00 per Share less the exercise price for all outstanding warrants and options to purchase Shares.

    On July 15, 2000, Parent delivered a proposed expression of interest to the Company, setting out the basic terms of a tender offer by Parent. On July 18, 2000, representatives of Parent engaged in a further due diligence review of the Company and its assets and properties. Shortly thereafter, the parties' legal and financial advisors began negotiations by telephone regarding the terms of a letter of interest between the Company and Parent. On July 21, 2000, John Giguiere countersigned the letter of interest on behalf of the Company. At that time, the members of the Giguiere family and other shareholders agreed in writing not to solicit, negotiate or discuss a business combination proposal relating to the Company with any person other than Parent until September 30, 2000.

    The parties and their legal and financial advisors met on July 25 and 26, 2000, in San Francisco, California to negotiate the terms of a Merger Agreement and the related transaction agreements. On July 30, 2000, Mr. Triggs and John Giguiere spoke briefly by telephone regarding the terms of the proposed employment agreements.

    In meetings held in San Francisco on August 4, 2000, directors Kenneth Coit and Victor Motto, the independent members of the Company's Special Committee, with the rest of the Board of Directors of the Company and the Company's legal and financial advisors present, met with Parent's senior management and advisors to negotiate open issues. John and Karl Giguiere were represented by their personal legal counsel for all matters relating to their proposed employment agreements and compensation arrangements. The Special Committee also requested more information regarding the anticipated source and terms of Parent's financing for the transaction.

    During the next three weeks, senior officers of Parent and the Company and their legal and financial advisors negotiated the terms of the Merger Agreement and the related transaction documents. On August 10, 2000, John Giguiere delivered a letter to Donald Triggs indicating that the Company's officers and advisors would discontinue working on transaction documents until Purchaser received financing assurances from its lender.

    In response to unusually high trading volumes in its stock, on August 15, 2000, the Company issued a press release stating that it was engaged in discussions with an unnamed party for an acquisition for all of its outstanding shares for cash and that it had agreed to an exclusive negotiating period through August 25, 2000. On the same day, Parent's board of directors reviewed the proposed terms of the transaction documents and financing arrangements and authorized Parent's senior executives to negotiate and enter into transaction documents on behalf of Parent.

    On August 18, 2000, Parent received a preliminary commitment from BNS for an acquisition loan facility in connection with the proposed transaction.

    At a meeting on August 25, 2000, the Special Committee conveyed its unanimous recommendation that the Company's Board of Directors approve the Merger Agreement and the transactions contemplated thereby. Thereafter, the Company's Board unanimously determined that the Offer is fair to, and in the best interests of, the Company and its shareholders, approved the Merger Agreement and the transactions contemplated thereby (including the Offer) and recommended that the Company's shareholders tender their Shares pursuant to the Offer.

    The parties signed the Merger Agreement and the related transaction documents on the evening of August 25, 2000. Parent and the Company each issued a press release announcing the transaction before the beginning of trading on Monday, August 28, 2000.

    After further negotiations regarding the terms of the commitment, on August 30, 2000, Parent signed a financing commitment letter dated August 28, 2000 with BNS for a $95 million acquisition loan facility.

10.  PURPOSE OF THE OFFER; THE MERGER AGREEMENT

    The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to obtain control of, and to indirectly own the entire equity interest in, the Company. The following is a summary of the Merger Agreement and other related transaction agreements and is qualified in its entirety by reference to the full text of these agreements, copies of which have been included as exhibits to the Schedule TO filed by Parent, Hold Co. and Purchaser with the Commission in connection with the Offer.

THE MERGER AGREEMENT

    THE OFFER. The Merger Agreement requires that no later than ten (10) business days after the public announcement of the terms of the Merger Agreement, (i) Purchaser must file Purchaser's Tender Offer Statement on Schedule TO with the Commission and commence the Offer in accordance with the requirements of Regulations 14D and 14E promulgated under the Exchange Act and
(ii) the Company must file with the Commission the Company's Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, which accompanies this Offer to Purchase and contains the recommendation of the Company's Board of Directors that holders of Shares accept the Offer. The Purchaser Group and the Company have each agreed to use their respective reasonable best efforts to cause all the Offer Conditions to be fulfilled and to avoid the occurrence of any event or to cure any event that may prevent the Offer Conditions from being fulfilled.

    The obligation of Purchaser to accept for payment and pay for any Shares tendered pursuant to the Offer is subject only to the conditions to the Offer set forth in Section 13 (the "Offer Conditions").

Without the prior written consent of the Company, Purchaser may not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of Shares Purchaser seeks to purchase in the Offer, change the Offer Conditions, impose additional conditions to the Offer, or amend any other term of the Offer in any manner adverse to the holders of Shares. Purchaser may waive any condition to the Offer without the consent of the Company; provided, that Purchaser may waive the Minimum Condition only if more than 50% of the Shares are tendered in the Offer and if BNS amends or waives the conditions of its Commitment Letter.

    Subject to the satisfaction of all the Offer Conditions as of any Expiration Date, Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

    BOARD REPRESENTATION. Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser will be entitled to designate at least a number of directors, rounded up to the next whole number, on the Company's Board of Directors equal to the product of
(i) the total number of directors on the Company's Board of Directors and
(ii) Parent's and its affiliates' percentage of beneficial ownership of the outstanding Shares. The Company must either increase the size of the Company's Board of Directors or secure the resignation of the necessary number of directors to enable Purchaser's designees to be elected to the Company's Board of Directors, and will cause such designees to be elected to the Company's Board of Directors.

    COMPANY STOCK OPTIONS. The Merger Agreement provides that promptly after the commencement of the Offer, the Company must offer to cancel any and all of the outstanding options to purchase Shares (each such option to purchase one Share being referred to as an "Option") granted under the Company's 1995 Stock Option Plan (the "Option Plan") for cash consideration as follows. Each holder of an Option (whether or not vested or exercisable) will be offered the right to have 100% of his or her Options canceled by the Company in consideration of a payment by the Company for each Option in an amount equal to the excess of the Offer Price over the applicable exercise price of such Option (subject to tax withholding). Cancellation of and payment of the consideration for the Options will be conditioned upon the purchase of Shares by Purchaser pursuant to the Offer. If that condition is met, the Options will be canceled and the consideration therefor will be paid as promptly as possible following the purchase of Shares by Purchaser upon expiration of the Offer.

    WARRANTS. The Merger Agreement provides that promptly after the commencement of the Offer, the Company must offer to cancel any or all of the outstanding warrants to purchase Shares (collectively, the "Warrants") for cash consideration as follows. Each holder of Warrants will be offered the right to have 100% of its Warrants canceled by the Company in consideration of a payment by the Company to the holder for each Warrant in an amount equal to the excess of the Offer Price over the applicable exercise price of the Warrant (subject to tax withholding). Cancellation of the Warrants and payment of the consideration therefor will be conditioned upon the purchase of Shares by Purchaser pursuant to the Offer. If that condition is met, the Warrants will be cancelled and the consideration therefor will be paid as promptly as possible following the purchase of Shares by Purchaser upon expiration of the Offer.

    THE MERGER. The Merger Agreement provides that at the Effective Time (as defined below) and upon the terms and subject to the conditions of the Merger Agreement and California law, Purchaser will merge with and into the Company, the separate corporate existence of Purchaser will cease, and the Company will continue as the surviving corporation, succeeding to and assuming all the rights and obligations of Purchaser in accordance with California law.

    As soon as practicable after the satisfaction or waiver of the conditions to the Merger, the parties must file a certificate of ownership with the Secretary of State of the State of California and must make all other filings or recordings required under California law. The Merger will become effective upon the filing of the certificate of ownership (the "Effective Time").

    At the Effective Time, (i) each Share not purchased by Purchaser in the Offer (other than Shares held by shareholders who properly exercise appraisal rights under California law and Shares owned by the Purchaser Group, the Company or any of their respective subsidiaries) will be converted by operation of law into the right to receive $7.00 in cash, payable to the holder, without interest, upon surrender of the certificate formerly representing that Share,
(ii) each Share owned by the Purchaser Group, the Company or any of their respective subsidiaries will be canceled without payment, and (iii) each share of the common stock of Purchaser outstanding immediately before the Effective Time will be converted into one share of common stock of the Company, as the surviving corporation of the Merger.

    If Purchaser acquires at least 90% of the Shares upon completion of the Offer, then under the California General Corporation Law (the "GCL"), Purchaser will be able to consummate the Merger as a "short-form merger" without a vote of the Company's shareholders. The Merger Agreement also provides that if more than 50% but fewer than 90% of the Shares are tendered in the Offer, Purchaser may waive the Minimum Condition and purchase the tendered Shares; provided, however that any such waiver would require BNS to amend or waive the conditions to the Commitment Letter. If Purchaser waives the Minimum Condition and purchases the tendered shares, the GCL would allow Purchaser to consummate the Merger only with the approval of holders of a majority of the Shares and a determination by the California Commissioner of Corporations that the terms and conditions of the Merger are fair, after a public hearing. A waiver of the Minimum Condition would constitute a material change in the terms of the Offer, in which case Purchaser would extend the Offer to the extent required by Rules 14d-4(e) and 14d-6(d) under the Exchange Act. See "Terms of the Offer; Extension of the Tender Period; Termination; Amendment."

    Promptly after the Effective Time, the Depositary will mail each record holder of Shares (other than Shares held by shareholders who properly exercise appraisal rights under California law and Shares held by the Purchaser Group, the Company or any of their respective subsidiaries) as of the Effective Time a letter of transmittal and instructions for effecting the surrender of certificates that represented Shares prior to the Effective Time for the Merger Consideration. Upon surrender of the certificate(s) representing a holder's Shares, together with a completed and validly executed letter of transmittal, such holder will be entitled to receive the Merger Consideration in respect thereof. Until so surrendered or exchanged, each certificate will represent only the right to receive the Merger Consideration.

    RIGHTS OF DISSENTING SHAREHOLDERS. If Purchaser acquires more than 90% of the Shares (on a fully diluted basis) in the offer and consummates a short-form merger into the Company, shareholders who have not tendered their Shares will have certain rights under the GCL to dissent from the Merger and demand appraisal of, and to receive payment of, the fair market value of their Shares as of August 25, 2000.

    Purchaser's Board of Directors has adopted and approved, subject to the Company's acquiring ownership of 90% of the outstanding Shares upon consummation of the Offer, a plan of merger for a short-form merger of Purchaser into the Company. The plan of merger describes the securities, cash or other consideration to be paid for each Share of the Company not owned by Purchaser. A copy of the plan of merger is attached as Appendix A to this Offer to Purchase.

    The Merger will become effective on or after October 5, 2000.

    Pursuant to Section 1110 of the GCL, shareholders who do not tender their Shares in the Offer will have the option of accepting the Merger Consideration of $7.00 per Share in cash or of becoming a "dissenting shareholder" and being paid in cash the fair market value of their Shares.

    Based on the closing trading price of the Shares reported on The Nasdaq National Market on August 25, 2000, the last trading day before the public announcement of the terms of the Merger Agreement and the Offer, Purchaser believes the fair market value of the dissenting shares would be $4.75 per Share.

    Sections 1300, 1301, 1302, 1303 and 1304 of the GCL are attached as Appendix B to this Offer to Purchase.

    A brief description of the procedure to dissent from the Merger and demand payment in cash for your Shares is as follows:

    (1) You must make a written demand that R.H. Phillips purchase your Shares, which must be received by the Company or its transfer agent within thirty (30) days after the mailing of this Offer to Purchase on September 7, 2000. The demand must state the number of Shares you hold of record, which you demand
R.H. Phillips purchase and must include a statement of the price which you claim is the fair market value of the Shares. You must deliver your Share certificate to the Company or its transfer agent within the same thirty (30) day period, in order that the certificate may be stamped as representing dissenting Shares and returned to you. The Company's transfer agent is Registrar & Transfer Company, 40 Wall Street, 46th Floor, New York, New York 10005 (telephone 718-921-8275). If you hold your Shares through a broker or bank, the record holder must submit the demand on your behalf.

    (2) If we do not agree that you have properly exercised the right to dissent, or if you and we do not agree on the fair market value per Share, you must file suit in the Superior Court of Yolo County, California for a determination of whether you properly exercised your rights, the fair market value of the Shares, or both. In certain cases, the Company can be required to pay the shareholder's attorney and appraiser fees. The suit must be filed within 6 months after this Offer to Purchase was mailed.

    (3) If we agree on a price or if a price is fixed by a court, you must surrender your Share certificate in order to receive payment of the price.

    If, after the Effective Time of the Merger, any shareholder fails to follow the procedure to dissent from the Merger or withdraws or loses his or her right to appraisal, the shareholder's Shares will be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration without interest.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the Company, including representations by the Company as to:

    (i) organization, qualification and similar corporate matters of the Company,

    (ii) capitalization of the Company,

   (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement,

    (iv) the non-contravention of the Merger Agreement and related transactions with any provision of the Company's articles of incorporation or bylaws, material contract, order, law or regulation to which the Company is a party or by which it is bound or obligated,

    (v) required consents and approvals of governmental or regulatory authorities and third parties,

    (vi) the filing of required Commission reports and the absence of untrue statements of material facts or omissions of material facts in such reports,

   (vii) the absence of changes or events which have had a material adverse effect on the Company,

  (viii) the absence of any untrue statement of a material fact or omission of any material fact required to be stated in any recommendation statement of the Company's Board of Directors or document related to the Offer,

    (ix) material transactions outside the ordinary course of the Company's business consistent with past practice,

    (x) matters concerning the Company's inventory, grape vines and irrigation system,

    (xi) real property ownership and the possession and enforceability of real property leases,

   (xii) ownership of personal property and operating condition of machinery and equipment,

  (xiii) the filing of tax returns and the payment of taxes,

   (xiv) contracts, agreements, indentures, leases, mortgages, licenses, plans, arrangements, understandings, commitments and other instruments,

   (xv) possession of necessary rights and licenses in intellectual property,

   (xvi) possession and validity of permits necessary to carry on the Company's business as presently conducted,

  (xvii) claims and litigation,

  (xviii) employee benefit matters,

   (xix) insurance policies,

   (xx) compliance with laws, rules, statutes, orders, ordinances or regulations, and material notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchise or other instruments or obligations of the Company,

   (xxi) the absence of environmental claims and compliance with all environmental laws and regulations,

  (xxii) transactions between the Company, its affiliates and related parties,

  (xxiii) the payment of broker's fees,

  (xxiv) labor matters,

  (xxv) immigration matters,

  (xxvi) water rights, and

 (xxvii) significant customers and suppliers.

    All of the representations and warranties are qualified by materiality requirements.

    The Merger Agreement contains various customary representations and warranties of the Purchaser Group, including representations by the Purchaser Group as to:

    (i) organization, qualification and similar corporate matters of each member of the Purchaser Group,

    (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement,

   (iii) the non-contravention of the Merger Agreement and related transactions with any provision of the certificate of incorporation or by-laws of each member of the Purchaser Group, or any material contract, order, law or regulation to which any member of the Purchaser Group is a party or by which it is bound or obligated,

    (iv) required consents and approvals of governmental or regulatory authorities or third parties,

    (v) the absence of untrue statements of material facts or omissions of material facts in any documents related to the Offer and in information provided to the Company in connection with the Schedule TO,

    (vi) Purchaser's receipt and the continued effectiveness of the Commitment Letter from BNS to provide the funds necessary to satisfy Purchaser's obligations under the Merger Agreement, and

   (vii) the payment of broker's fees.

    CONDUCT OF BUSINESS OF THE COMPANY. During the term of the Merger Agreement until the purchase of Shares by Purchaser, the Company must conduct its operations in the ordinary course of business consistent with past practice, and must use all reasonable efforts to preserve its business organization, to keep available the services of its present officers and key employees and to preserve the goodwill of those having business relationships with it.

    Accordingly, before the purchase of Shares by Purchaser, the Company may not, without the prior written consent of Parent, engage or agree to engage in an enumerated list of transactions. The types of transactions requiring Parent's prior approval, subject to certain threshold amounts or levels in certain cases, include actions by the Company to:

    (i) amend its Articles of Incorporation or by-laws or comparable organizational documents,

    (ii) issue, reissue, pledge, or sell, (or authorize any of the foregoing) any stock of any class or any other securities,

   (iii) declare, set aside or pay any dividend or other distribution in respect of any class or series of its capital stock,

    (iv) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any Shares or any other capital stock,

    (v) make any loans, advances or capital contributions to, or investments in, any other person,

    (vi) fail to (a) maintain its real property in a manner consistent with past practice, (b) pay when due all taxes, water and sewer rents, assessments and insurance premiums affecting its real property and
         (c) timely comply with the terms and provisions of all of its leases, contracts and agreements relating to or affecting the real property and the use and operation thereof,

   (vii) enter into, establish, adopt, amend or renew any material employment, consulting, severance or similar agreement or arrangement with any director, officer or employee, grant any salary or wage increase or establish, adopt, amend, or increase benefits under, any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, welfare benefit contract, plan or arrangement,

  (viii) enter into any labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment to or relating to any labor union,

    (ix) take any action that if taken after March 31, 1999, but prior to the date of the Merger Agreement would have caused the representations and warranties of the Company to be untrue, or

    (x) waive, modify, amend or terminate certain confidentiality, standstill or other similar agreements to which the Company is a party.

    ACCESS TO INFORMATION. The Company must give the Purchaser Group and their representatives full access to the offices, facilities, books and records of the Company and must furnish such information as the Purchaser Group may reasonably request.

    REASONABLE EFFORTS; NOTICE OF CERTAIN DEVELOPMENTS. Each of the parties must use its reasonable efforts to take all actions and do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Offer and the Merger Agreement. Each of the parties must promptly inform the other party of any event or circumstance that is discovered at any time before the Effective Time that should be set forth in an amendment to the Schedule TO or Schedule 14D-9.

    CONSENTS. The Purchaser Group and the Company will use their reasonable best efforts to file the premerger notification report, and all other documents to be filed in connection therewith, required by the HSR Act and the Premerger Notification Rules promulgated thereunder with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") as soon as practicable following the date of the Merger Agreement, but in any event within five (5) days following the date of the Merger Agreement. Each party will respond promptly to any request for additional information that may be issued by either FTC or DOJ and will use commercially reasonable efforts to assure that the waiting period required by the HSR Act has expired or been terminated prior to the date that is twenty (20) days following the commencement of the Offer.

    The Purchaser Group and the Company shall use commercially reasonable efforts to obtain as promptly as practicable all consents of any governmental entity or any other person required in connection with, and waivers of any violations that may be caused by, the consummation of the transactions contemplated by the Merger Agreement.

    Each party to the Merger Agreement must promptly inform the others of any material communication from the SEC, Ontario Securities Commission, The Toronto Stock Exchange, The Nasdaq Stock Market, FTC, DOJ or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated by the Merger Agreement. If any party to the Merger Agreement or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by the Merger Agreement, then that party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the FTC, the DOJ, or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by the Merger Agreement.

    PUBLIC ANNOUNCEMENTS. None of the parties must issue any press release or otherwise make any public statements with respect to the transactions contemplated by the Merger Agreement without the consent of the other parties except as required by applicable law or by any rule or regulation of The Nasdaq National Market or The Toronto Stock Exchange. The parties will consult with each other and provide opportunity for review of any public statements for which consent is not required.

    INDEMNIFICATION. For a period not less than six (6) years from the Effective Time, (i) all existing rights of directors and officers to indemnification as provided in the Articles of Incorporation or by-laws of the Company or in an agreement with the Company will remain in full force, and (ii) in accordance with such rights, Parent will indemnify and hold harmless the directors and officers of the Company from and against any action, proceeding or investigation arising out of events occurring prior to, and including, the Effective Time and will pay all reasonable expenses (including legal and the cost of any investigation and preparation) incurred in connection therewith.

    Parent will cause the Company to maintain in effect for six years after the Effective Time, for the benefit of all current and former directors and officers of the Company the current directors' and officers' liability insurance policies maintained by the Company; provided, however, that (i) the Company will not be required to incur any annual premium in excess of 200% of the last annual premium paid before the date of the Merger Agreement for all current directors' and officers' liability insurance policies maintained by the Company and if the Company cannot obtain the required insurance it must obtain as much comparable insurance as possible for an annual premium equal to this maximum amount and
(ii) the Company may substitute policies that are not less advantageous.

    NOTIFICATION OF CERTAIN MATTERS. The Company must give prompt notice to Parent, and Parent must give prompt notice to the Company, as the case may be, of (i) the occurrence or non-occurrence of any event that would be reasonably likely to demonstrate that any representation or warranty contained in the Merger Agreement was or is untrue or inaccurate or reasonably likely to cause any material covenant, condition or agreement not to be satisfied in all material respects and (ii) any failure of the Purchaser Group or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement under the Merger Agreement in any material respect.

    NO SOLICITATION. The Merger Agreement limits the ability of the Company to, and prevents the Company from authorizing, supporting or encouraging any of its directors, officers, employees, agents or representatives to:

    (i) solicit, initiate, encourage, facilitate or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving the Company, or acquisition of any capital stock (other than upon exercise of the Options and Warrants which are outstanding as of the date of the Merger Agreement) or any portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of the Company, or any combination of the foregoing (a "Competing Transaction"),

    (ii) negotiate or otherwise engage in discussions with any person (other than Parent, Purchaser or their respective directors, officers, employees, agents and representatives) for the purpose of facilitating any Competing Transaction, or

   (iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement.

    The Company must use its best efforts to ensure that no directors, officers, employees, agents or representatives, directly or indirectly, undertake any such actions, and, if the Board of Directors learns of any such action, the Company must take reasonable steps to cause the party undertaking such action to cease the action immediately. If before the purchase of the Shares by Purchaser pursuant to the Offer, a party makes a bona fide hostile proposal regarding a Competing Transaction which was not solicited by the Company after the date of the Merger Agreement and which does not violate any exclusivity agreement that is accompanied by evidence of such party's ability to finance the Competing Transaction if and so long as the Board of Directors after consultation with its counsel determines in good faith that failing to consider and cooperate with such other party regarding such Competing Transaction would constitute a breach of the fiduciary duties of the Board of Directors to the Company's shareholders under applicable law, the Company may furnish information to, and negotiate or otherwise engage in discussions with that party. The Company must use its reasonable best efforts to cause its directors, officers, employees, agents and representatives immediately to cease all existing activities, discussions and negotiations with any parties conducted before the date of the Merger

Agreement with respect to any Competing Transaction. Neither the Board of Directors nor any committee thereof may (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Purchaser Group, the Board Recommendation, or (B) approve or recommend, or propose publicly to approve or recommend, any Competing Transaction. The foregoing notwithstanding, if before the purchase of Shares by Purchaser pursuant to the Offer, the Board of Directors determines in good faith, after consultation with its counsel that failure to take either of these actions with respect to the Competing Transaction will result in breach of the fiduciary duties of the Board of Directors to the Company's shareholders under applicable law, the Board of Directors may (subject to this and the following sentences) withdraw or modify the Board Recommendation, provided that it gives Parent three business days prior written notice of its intention to do so. The Company must immediately advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction, which becomes known to the Board of Directors during the term of the Merger Agreement. The Company must keep Parent fully apprised of the status and terms of any proposal relating to a Competing Transaction on a current basis.

    If, before the purchase of Shares by Purchaser pursuant to the Offer, the Board of Directors determines in good faith, after consultation with its financial and legal advisors, that any written proposal from a third party for a Competing Transaction received after the date hereof that was not solicited by the Company in violation of the Merger Agreement (and that does not violate or breach any exclusivity agreement executed by such party with respect to the Company prior to the date of the Merger Agreement) is more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by the Company in response to such Competing Transaction) and is in the best interest of the shareholders of the Company, the Company may terminate the Merger Agreement at any time prior to the purchase of the Shares by Purchaser and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to such Competing Transaction provided that the Company provides written notice of such contemplated termination to Parent at least three (3) full business days prior to the effectiveness of such termination and, the Company delivers to Parent within five (5) full business days following such termination
(A) by check or wire transfer of same day funds, (i) an amount equal to Parent's costs incurred in connection with the Merger Agreement, and (ii) a termination fee of $1.0 million and (B) a written acknowledgment from the Company and the other party to the Competing Transaction that the Company and such other party have irrevocably waived any right to contest such payments.

    COOPERATION. The Company must provide reasonable cooperation to Purchaser to facilitate Purchaser's efforts to obtain the financing contemplated by the Commitment Letter and must provide all information reasonably requested by Purchaser. Additionally, the Company must allow any direct or indirect wholly owned subsidiary of Parent to satisfy the obligations of the Purchaser Group under the Merger Agreement.

    CONDITIONS. The obligations of the Purchaser Group and the Company to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

    - PURCHASE OF SHARES. Purchaser must have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, provided that the condition will be deemed satisfied as to the Purchaser Group if Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer. All conditions to the Offer, which are set forth in Annex I to the Merger Agreement, are summarized in Section 13.

    - NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY.

    (i) No order or preliminary or permanent injunction can have been entered in any action or proceeding before any court of competent jurisdiction, and no statute, rule, regulation, legislation, or order can have been enacted, entered, enforced, promulgated, amended or issued by any United States legislative body, court, government or governmental, administrative or regulatory authority or agency (other than the waiting period provisions of the HSR
        Act) which remains in effect and which has the effect of (x) making illegal or restraining or prohibiting the making of the Offer, the acceptance for payment of, or payment for, the Shares by the Purchaser Group or any affiliate of Parent, or the consummation of the Offer or the Merger or (y) imposing limitations on the ability of Purchaser effectively to acquire or hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares on all matters properly presented to the shareholders of the Company,

    (ii) No proceeding brought by an administrative agency or commission or other domestic governmental entity seeking any of the foregoing can be pending, and

   (iii) No action or proceeding can be commenced following the date of the Merger Agreement and be pending before any court of competent jurisdiction.

    TERMINATION. The Merger Agreement provides that at any time before the Effective Time the Merger Agreement may be terminated and the Merger may be abandoned:

    (i) by the mutual written consent of Parent and the Company,

    (ii) by the Company if Purchaser fails to commence the Offer in accordance with the Merger Agreement or fails to purchase validly tendered Shares in violation of the terms of the Offer or the Merger Agreement,

   (iii) by Parent or the Company if the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased, provided that neither Parent nor the Company may terminate the Merger Agreement if such party materially breached the Merger Agreement, or in the case of Parent, if the Purchaser Group materially violated the terms of the Offer,

    (iv) by Parent or the Company to the extent that performance is prohibited, enjoined or restrained by any final, non-appealable judgment, order, decree, injunction or ruling, provided the party seeking to terminate the Merger Agreement has used its reasonable efforts to remove or lift the same,

    (v) by Parent or the Company if any of the conditions to the Offer set forth in Section 13 shall be impossible to satisfy by the end of the thirtieth
        (30th) business day following commencement of the Offer unless such circumstance results from the failure of the terminating party to perform its obligations under the Merger Agreement, provided that the Company may not terminate the Merger Agreement if Parent waives in writing the relevant condition (and such waiver is permitted),

    (vi) by Parent if, prior to the purchase of Shares by Purchaser, the Company's Board of Directors withdraws or modifies in a manner adverse to Parent, or refrains from making the Board Recommendation, or publicly discloses its intention to change such recommendation, or fails to reaffirm the Board Recommendation within five (5) days of receipt from the Purchaser Group of a request to so reaffirm the Board Recommendation except due to the Purchaser Group's material breach of the Merger Agreement or material violation of the terms of the Offer,

   (vii) by the Company prior to the purchase of Shares pursuant to the Offer, if the Board after consultation with its financial and legal advisors determines in good faith that a written proposal (which meets certain criteria set forth in the Merger Agreement) from a third party for a Competing Transaction is more favorable to the shareholders of the Company than the transactions contemplated by the Merger Agreement and that failing to consider the

         Competing Transaction would constitute a breach of the Board's fiduciary duties to the shareholders of the Company,

  (viii) by the Company in the event of any material breach of the covenants and/or representations and warranties of the Purchaser Group contained in the Merger Agreement,

    (ix) by Parent in the event of any material breach of the covenants and/or representations and warranties of the Company contained in the Merger Agreement,

    (x) by Parent, if any Key Stockholder (as defined below) materially breaches any of his, her or its obligations under his, her or its Support Agreement prior to the Effective Time, or

    (xi) by the Company, if Parent's financing commitment from BNS or otherwise is terminated prior to October 9, 2000.

    EFFECT OF TERMINATION; FEES AND EXPENSES. Purchaser must terminate the Offer as soon as practicable following the termination of the Merger Agreement for any reason. If the Merger Agreement is terminated as a result of (i) the Company's Board of Directors withdrawing its recommendation, (ii) the Company's Board of Directors entering into a Competing Transaction, or (iii) in certain circumstances, a material breach of the Company's representations, warranties or covenants, the Company must pay Parent in cash an amount equal to the aggregate amount of its reasonable documented expenses and a termination fee of $1.0 million. If the Merger Agreement is terminated as a result of a breach of any Key Stockholder's obligations under a Support Agreement to tender their Shares in the Offer or as a result of termination of the Parent's financing commitment from BNS prior to October 9, 2000, in lieu of the above fees, the Company or the Parent, as the case may be, must pay the non-breaching party in cash an amount equal to the aggregate amount of its reasonable documented expenses and a termination fee of $1.5 million.

    If the Merger Agreement is terminated as a result of a material breach of the Purchaser Group's representations, warranties or covenants (in certain circumstances), Parent must pay the Company in cash an amount equal to the aggregate amount of its reasonable documented expenses and a termination fee of $1.0 million.

    If the Merger Agreement is terminated for any reason, and within one year from the date of termination the Company (i) announces a letter of intent or other agreement relating to a Competing Transaction or (ii) consummates a Competing Transaction, the Company must, upon consummation of a Competing Transaction, pay Parent in cash an amount equal to $9.0 million.

    AMENDMENT. The Merger Agreement may be amended in a writing signed on behalf of each of the parties; however, after the commencement of the Offer, no amendment may be made to decrease the Merger Consideration or which materially adversely affects the rights of the shareholders without approval of such shareholders.

    EXTENSION; WAIVER. At any time before the Effective Time, the parties to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party or (iii) waive compliance by any other party with any of the agreements or conditions contained in the Merger Agreement; provided, that Purchaser may waive the Minimum Condition only if more than 50% of the Shares are tendered in the Offer and if BNS amends or waives the conditions of its Commitment Letter.

    SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in the Merger Agreement will not survive beyond the Effective Time. The covenants and agreements in the Merger Agreement will survive in accordance with their respective terms.

    PLANS FOR THE COMPANY. It is expected that, initially following the Offer and the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent currently has no immediate plans to change the Company's management. Following consummation of the Merger, however, Parent intends to conduct a review of the Company and its assets, its corporate structure, operations, properties, management and personnel and consider what, if any, changes would be desirable in light of the circumstances which then exist. Changes could include the acquisition or disposition of assets or other changes in the Company's capitalization, dividend policy, corporate structure, business, certificate of incorporation, bylaws, board of directors or management.

    GOVERNING LAW. The Merger Agreement and the other transaction agreements are governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of laws provisions thereof.

THE SUPPORT AGREEMENTS

    As a condition to entering into the Merger Agreement and making the Offer, the Purchaser Group has required that each of John Giguiere, Karl Giguiere, Lane Giguiere, RHP Vineyards, Inc, R.H. Phillips Vineyard, Inc., Ken Coit, Victor Motto and David Gemmer (the "Key Stockholders") enter into a Support Agreement (the "Support Agreements"). As of August 25, 2000, the Key Stockholders owned approximately 2,219,614 Shares and 387,060 options to purchase Shares in the aggregate, representing 33.2% of the Shares then outstanding and 29.5% of the Shares on a fully diluted basis before any options or warrants have been tendered for cancellation.

    Pursuant to the Support Agreements, each Key Stockholder has agreed:

    - to tender and not withdraw, pursuant to and in accordance with the terms of the Offer, all of the Shares owned by such Key Stockholder (the "Owned Shares"), and

    - not to vote the Owned Shares in favor of any Competing Transaction during the time the Support Agreement is in effect.

    The Support Agreements provide that, with certain exceptions, each Key Stockholder will not:

    (i) transfer, or consent to any transfer of, any or all of the Owned Shares or any interest therein,

    (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Owned Shares or any interest therein,

   (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Owned Shares,

    (iv) deposit the Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Owned Shares, or

    (v) otherwise restrict, limit or interfere with the performance of the Key Stockholder's obligations contemplated by the Support Agreement and the Merger Agreement.

    The Support Agreements provide that each Key Stockholder must not, and must not permit or authorize any of his affiliates to, directly or indirectly, solicit, participate in or initiate discussions or negotiations with, or provide or disclose any information to, any Person (other than the Purchaser Group or any of their affiliates or representatives) concerning any Competing Transaction or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger. Each Key Stockholder also agrees to promptly cease any existing activities, discussions or negotiations with any parties with respect to any Competing Transaction and to waive any rights of appraisal or rights to dissent from the Merger.

    Each Support Agreement and all rights and obligations of the parties thereunder shall terminate upon the earlier of the (i) Effective Time, (ii) termination of the Merger Agreement, (iii) termination or withdrawal of the Offer by the Purchaser Group, (iv) receipt of written notice of termination of the Support Agreement by Parent to the Key Stockholder and (v) Purchaser's purchase of the Owned Shares pursuant to the Offer.

    The Support Agreements of John and Karl Giguiere provide that if the Merger Agreement is terminated for any reason and within two years from the date of such termination the Company (i) announces an agreement relating to a Competing Transaction or (ii) consummates a Competing Transaction, to the extent that the per Share consideration for such Competing Transaction exceeds the Offer Price, the Key Stockholder will pay to Parent 50% of such excess multiplied by the number of Owned Shares sold by the Key Stockholder in the Competing Transaction.

    The Support Agreements of John and Karl Giguiere contain the same type of restrictive covenants as are described below in the last paragraph under "Employment Agreements."

EMPLOYMENT AGREEMENTS

    As a condition to the Merger Agreement and the Offer, John Giguiere and Karl Giguiere (the "Key Employees") have each entered into an Employment Agreement (the "Employment Agreements") with the Company. Pursuant to the Employment Agreements, John Giguiere will continue to hold the offices of President and Chief Executive Officer of the Company and Karl Giguiere will continue to hold the offices of Co-President and Co-Chief Executive Officer of the Company. Each Employment Agreement has an initial term of five years, and automatically renews for one-year periods unless the Key Employee or the Company gives notice.

    Each Key Employee will receive the following compensation under his Employment Agreement:

    (i) a base salary of $186,000 for John Giguiere and $175,000 for Karl Giguiere, adjusted annually based on the Consumer Price Index,

    (ii) a long-term retention bonus of $1.0 million, payable in 5 annual installments of $200,000 on each 12 month anniversary of the Employment Agreement (provided the Key Employee is then actively employed by the Company),

   (iii) 100,000 shares of restricted stock of Parent, payable in 5 annual installments of 20,000 shares on each 12 month anniversary of the Employment Agreement,

    (iv) 20% of the Annual Bonus payable under the Management Incentive Plan (the "MIP"),

    (v) 20% of the Long-Term Bonus payable under the MIP,

    (vi) with respect to John Giguiere, housing as currently provided by the Company or a housing allowance of $14,000 per year,

   (vii) participation in the Company's employee benefit plans,

  (viii) use of a company car, and

    (ix) customary expense reimbursement, 4 weeks of vacation time and director and officer liability insurance.

    Each Employment Agreement terminates upon the Key Employee's death or permanent disability, or upon notice of termination by either party, with or without cause. Compensation and benefits under the Employment Agreements may or may not continue to be payable, depending on the reason for termination.

    Each Key Employee has agreed to keep the Company's proprietary information confidential during and subsequent to his employment with the Company. Each Key Employee has agreed that, for a period of 5 years from Purchaser's purchase of the Shares, such Key Employee will not (subject to certain exceptions) (i) compete with the Company in certain segments of the wine business or cultivate certain varieties of grapes in certain geographic areas of California, or (ii) use any of the Company's major suppliers or distributors. Additionally, following the termination of any Key Employee, for the longer of the remaining term of the Employment Agreement or 3 years from the termination of such Key Employee, such Key Employee will not approach or solicit any employee of the Company with a view to hiring such employee.

MANAGEMENT INCENTIVE PLAN

    The Company has agreed to implement the Management Incentive Plan, which is designed to reward senior managers of the Company for outstanding performance resulting in increased earnings. The MIP provides for two types of bonuses: an annual bonus based on the Company's EBITDA (as defined in the MIP) for that year (the "Annual Bonus") and a long-term bonus based on the Company's EBITDA for a five-year period (the "Long-Term Bonus"). The Annual Bonus will be paid if EBITDA for that year equals or exceeds 90% of a specified target, and will be adjusted based on the actual percentage over 90% that is achieved. The Annual Bonus plan terminates after the fiscal year ended March 31, 2005. The Long-Term Bonus will be paid if EBITDA for the five-year period ended March 31, 2005 (less any Annual Bonuses actually paid), exceeds a specified target, and will be equal to 20% of the excess over such specified target. The specified targets for each Annual Bonus and the Long-Term Bonus are subject to adjustment based on acquisition and related costs, capital expenditures and working capital. Each Annual Bonus and the Long-Term Bonus will be split among senior managers based on the determination of the Board of Directors and as may be specified in any senior manager's employment agreement.

GRAPE PURCHASE AGREEMENT

    As a condition to the Merger Agreement and the Offer, the Company has entered into a Grape Purchase Agreement with an affiliate of the Giguiere family (the "Grower"), pursuant to which the Grower will sell grapes to the Company. The parties' obligations under the Grape Purchase Agreement are contingent upon the Company and the Grower (a) locating and approving the Grower's acquisition of up to 275 plantable vineyard acres of land within two years of the date of the Grape Purchase Agreement, and (b) agreeing on a vineyard development plan. The Grower will grow grape varieties mutually agreeable to the parties, and the Company will purchase all of the grapes grown by the Grower on such property at prices to be determined by a market-based formula. The Grape Purchase Agreement contains customary quality standard provisions. The initial term of the Grape Purchase Agreement is 15 years, and it may be extended for 5 additional years by the Company. If the Grower proposes to sell or transfer any or all of such property to a third party (other than an affiliate), the Grower must first give the Company the right to purchase such property on the same terms as were given to the third party.

11.  SOURCE AND AMOUNT OF FUNDS

    The Offer is not conditioned on any financing arrangements.

    Parent estimates that approximately $95 million will be required to acquire all of the Shares pursuant to the Offer and the Merger, refinance certain obligations of the Company and pay related fees and expenses. Parent plans to obtain funds for these purposes from borrowings under an acquisition loan facility (the "Acquisition Loan Facility"). The borrower is expected to be a new general partnership to be formed and owned by Parent and one of its wholly owned subsidiaries ("Borrower"), which will become the Parent of Hold Co. and will use the loan proceeds to fund Hold Co. and

Purchaser. Parent has received a commitment letter dated August 28, 2000 (the "Commitment Letter") from BNS to provide the Acquisition Loan Facility. The commitments and agreements of BNS under the Commitment Letter are subject to the Minimum Condition, the other conditions to the Offer described in Section 13, and other customary conditions. The Commitment Letter has been accepted and the related commitment fees that are presently due have been paid by Parent.

    The Acquisition Loan Facility will consist of a $95 million non-revolving term loan that will mature 180 days from the closing date. Loans under the Acquisition Loan Facility will be replaced by a $95 million term loan (the "Senior Term Loan") under a senior secured credit facility to be provided by BNS (the "Senior Credit Facility") and described in further detail below. Parent has received and accepted a commitment letter dated September 5, 2000 from BNS to provide the Senior Credit Facility, which satisfied a condition to BNS' commitment to provide the Acquisition Loan Facility.

    Loans under the Acquisition Loan Facility may be prepaid at any time without penalty, provided, however, that breakage costs, if any, will be for the account of Borrower. The Acquisition Loan Facility will provide for mandatory prepayments with 75% of excess cash flow, with proceeds from the issuance of additional debt or equity and with proceeds from asset sales.

    Loans under the Acquisition Loan Facility will bear interest, at Borrower's option, at the following rates: (1) the one, two, three or six month London Interbank Offered Rate plus 3.25% per annum; or (2) the greater of BNS's U.S. base rate and BNS's U.S. federal funds rate plus 1/2 of 1% plus 2.25% per annum.

    The Acquisition Loan Facility will contain customary affirmative and negative covenants, including, without limitation, restrictions on the ability of Parent, Borrower, Hold Co. and Purchaser to incur additional indebtedness, pay certain dividends and make certain other restricted payments, create liens, sell assets, make loans or investments, enter into transactions with affiliates, amend material contracts, merge, consolidate and maintain certain financial ratios and meet other financial tests. The Acquisition Loan Facility will contain customary events of default and will be supported by guaranties (the "Guaranties") from Parent and from certain of its subsidiaries (the "Guarantors"). The obligations under the Acquisition Loan Facility and under the Guaranties will be secured by a security interest in all of the present and future property, assets and undertaking of Parent, Borrower and the Guarantors.

    The Senior Credit Facility will consist of: (a) a non-revolving term credit facility to be used to partially refinance Parent's existing facilities with BNS; (b) a revolving term facility to be provided to Parent for general corporate and working capital purposes; and (c) the Senior Term Loan. The Senior Term Loan will mature six years following the repayment of the Acquisition Loan Facility and will amortize on a quarterly basis in increasing amounts over time. Subject to any prepayments as described below, 40% of the original principal amount of the Senior Term Loan will be due and payable on the maturity date.

    Loans under the Senior Term Loan may be prepaid at any time without penalty, provided, however, that breakage costs, if any, will be for the account of Borrower. The Senior Term Loan will provide for certain mandatory prepayments with 75% of excess cash flow, with proceeds from the issuance of additional debt or equity and with proceeds from asset sales.

    The Senior Term Loan will bear interest, at Borrower's option, at the following rates: (1) the one, two, three or six month London Interbank Offered Rate plus an applicable margin ranging from 1.75% to 3.25% determined based upon Borrower's ratio from time to time of senior debt to earnings without deduction for interest, taxes, depreciation and amortization ("EBITDA"); or (2) the greater of BNS's U.S. base rate and BNS's U.S. federal funds rate plus 1/2 of 1% plus an applicable margin ranging from 0.75% to 2.25% per annum, determined based upon Borrower's ratio from time to time of senior debt to EBITDA.

    The Senior Credit Facility will contain customary affirmative and negative covenants, including, without limitation, restrictions on the ability of Parent, Borrower, Hold Co. and Purchaser to incur additional indebtedness, pay certain dividends and make certain other restricted payments, create liens, sell assets, make loans or investments, enter into transactions with affiliates, amend material contracts, merge, consolidate and maintain certain financial ratios and meet other financial tests. The Senior Credit Facility will contain customary events of default and will be supported by guaranties (the "Senior Guaranties") from certain of Parent's subsidiaries (the "Senior Guarantors"). The obligations under the Senior Credit Facility and under the Senior Guaranties will be secured by a security interest in all of the present and future property, assets and undertaking of Parent, Borrower and the Senior Guarantors.

12.  CERTAIN EFFECTS OF THE OFFER

    If Purchaser acquires at least 90% of the Shares upon consummation of the Offer, Purchaser will have the ability to approve the Merger and adopt the Merger Agreement without any action by the remaining shareholders of the Company. In such a case, Purchaser intends to so approve the Merger and adopt the Merger Agreement without any action by the remaining shareholders of the Company.

    If Purchaser waives the Minimum Condition (which it can do only if BNS waives or amends the conditions to the Commitment Letter), and acquires more than 50% but less than 90% of the Shares upon consummation of the Offer, Purchaser may consummate the Merger only with the approval of holders of a majority of the Shares and after a determination by the California Commissioner of Corporations that the terms and conditions of the Merger are fair, after a public hearing.

    In the Merger, each remaining Share (other than Shares held by shareholders who properly exercise appraisal rights under California law and Shares held by the Purchaser Group, the Company or any of their respective subsidiaries) will be canceled and converted into the right to receive $7.00 per Share in cash. Following the Merger, the Company will be a wholly owned subsidiary of Hold Co. and an indirect wholly owned subsidiary of Parent.

    Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser will be entitled to designate at least a number of directors, rounded up to the next whole number, on the Company's Board of Directors equal to the product of (i) the total number of directors on the Company's Board of Directors and (ii) Parent's and its affiliates' percentage of beneficial ownership of the outstanding Shares. The Company will either increase the size of the Company's Board of Directors or secure the resignation of the necessary number of directors to enable Purchaser's designees to be elected to the Company's Board of Directors, and must cause Purchaser's designees to be elected to the Company's Board of Directors.

    As a result of the purchase of Shares by Purchaser in the Offer and the consummation of the Merger, Hold Co. will become the sole shareholder of the Company, and the Shares will no longer meet the standards for continued listing on The Nasdaq National Market. In addition, the Purchaser Group intends to terminate the registration on the Shares under the Exchange Act upon the consummation of the Merger.

    The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Following the consummation of the Offer, it is anticipated that the Shares will no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board and will no longer be able to be used as collateral for loans made by brokers.

13.  CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, the obligation of Purchaser to accept for payment or pay for any Shares tendered pursuant to the Offer will be subject to (i) the Minimum Condition, (ii) the waiting period pursuant to the provisions of the HSR Act and any applicable foreign or supranational antitrust laws applicable to the Offer or the Merger expiring or terminating, and (iii) the occurrence of none of the following events at any time before payment for any Shares:

        (a) The DOJ, the FTC or any foreign or supranational agency or entity charged with enforcement of antitrust laws applicable to the transactions contemplated initiates, challenges or seeks to enjoin the consummation of the Offer or the Merger and such actions remain pending, or

        (b) (i) Any order or preliminary or permanent injunction shall be entered in any action or proceeding before any court of competent jurisdiction or any statute, rule, regulation, legislation, or order shall be enacted, entered, enforced, promulgated, amended or issued by any United States legislative body, court, government or governmental, administrative or regulatory authority or agency (other than the waiting period provisions of the HSR Act) which shall remain in effect and which shall have the effect of (x) making illegal or restraining or prohibiting the making of the Offer, the acceptance for payment of, or payment for, the Shares by Parent, Purchaser or any other affiliate of Parent, or the consummation of the Offer or the Merger or (y) imposing material limitations on the ability of Purchaser effectively to acquire or hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser on all matters properly presented to the shareholders of the Company; (ii) any proceeding brought by an administrative agency or commission or other domestic governmental entity seeking any of the foregoing shall be pending; or (iii) any action or proceeding shall be commenced following the date of the Merger Agreement and be pending before any court of competent jurisdiction which would have a material adverse effect on the Company, or

        (c) The Company and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms, or

        (d) The Company shall have breached one or more of its representations and warranties set forth in the Merger Agreement or failed to perform any of its obligations, covenants or agreements under the Merger Agreement and such breaches or failures to perform shall in the aggregate have a value in excess of $250,000, or

        (e) On or after the date of the Merger Agreement, any Material Adverse Effect on the Company shall have occurred or be occurring.

    The Offer will terminate if the Merger Agreement is terminated pursuant to its terms. The Purchaser Group has agreed in the Merger Agreement to use its reasonable best efforts to cause all conditions to the Offer to be fulfilled.

    The foregoing conditions are for the benefit of the Purchaser Group, may be asserted by the Purchaser Group regardless of the circumstances giving rise to any such conditions and may be waived by the Purchaser Group in whole or in part at any time and from time to time; provided, that Purchaser may waive the Minimum Condition only if more than 50% of the Shares are tendered in the Offer and if BNS amends or waives the conditions of its Commitment Letter. The failure by the Purchaser Group at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

14.  DIVIDENDS AND DISTRIBUTIONS

    The Merger Agreement provides that before the Effective Time, the Company may not declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock or split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any Shares or any other capital stock of the Company.

    If in violation of the Merger Agreement, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire currently outstanding securities or otherwise cause a reduction in the number of outstanding securities or (c) issue or sell additional securities, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then subject to the provisions of Section 15 below, Purchaser, in its sole discretion, reserves the right to make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

    If, during the term of the Merger Agreement, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date before the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 15 below,
(a) the amount per Share paid pursuant to the Offer may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the amount per Share paid pursuant to the Offer the amount or value thereof, as determined by Purchaser in its sole discretion.

    The Merger Agreement prohibits the Company from taking any of the actions described in the two preceding paragraphs and nothing in this Offer to Purchase will constitute a waiver by the Purchaser Group of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser Group for any breach of the Merger Agreement, including termination thereof.

15.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

    GENERAL. Except as described below, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the business of the Company taken as a whole, that might be adversely affected by Purchaser's acquisition of the Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of the Shares by Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser Group currently contemplates that such approval or other action will be sought. Except as otherwise expressly described in this Section 15, Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. See
Section 13 for certain conditions to the Offer.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the DOJ (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares by Purchaser pursuant to the Offer is subject to such requirements.

    Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of an initial 15 calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent made such filing on August 30, 2000, such that the initial waiting period will expire at 11:59 p.m., New York City time, on September 14, 2000. If, within their initial 15 calendar day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, the waiting period may be extended only by court order or with the consent of Parent. Although the Company is required to file certain information and documentary material with the Antitrust division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

    A request will be made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer at the time of filing by Parent of the Notification and Report Form. There can be no assurance, however, that the 15 calendar day HSR Act waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See
Section 13. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. If Purchaser's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company.

    Private parties may also bring legal action under the antitrust laws under certain circumstances. Purchaser does not believe that the consummation of the Offer shall result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP.
V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

    Based on information supplied by the Company and the Company's representations in the Merger Agreement, Purchaser does not believe that any state takeover statutes apply to the Offer or the Merger. The Purchaser Group currently has not complied with any state takeover statute or regulation.

    Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of that right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

16.  FEES AND EXPENSES

    Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent, and LaSalle Bank, N.A. to act as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward the Offer materials to beneficial owners. Each of the Information Agent and the Depositary shall receive reasonable and customary compensation for their respective services, shall be reimbursed for certain reasonable out-of-pocket expenses and shall be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    Except as set forth above, Purchaser shall not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies shall, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17.  MISCELLANEOUS

    Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with that state statute. If, after such a good faith effort, Purchaser cannot comply with the state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    The Purchaser Group has filed with the Commission the Schedule TO pursuant to Rule 14d-3 and Regulation M-A under the Exchange Act containing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in
Section 7 (except that they will not be available at the regional offices of the Commission).

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER GROUP NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                   SCHEDULE I

                               SEPTEMBER 6, 2000

            DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER GROUP

A.  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

    The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five (5) years of each director and executive officer of Parent. Unless otherwise indicated below, (i) the current business address of each such person is 441 Courtneypark Drive East, Mississauga, Ontario, Canada L5R 2V3, (ii) each such person is a citizen of Canada, (iii) none of such persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past five (5) years, and (iv) none of such persons has been a party to any judicial or administrative proceeding during the past five
(5) years that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                          PRESENT PRINCIPAL OCCUPATION
                          OF EMPLOYMENT AND FIVE-YEAR
                               EMPLOYMENT HISTORY

NAME AND CURRENT POSITION WITH PARENT                           EMPLOYMENT HISTORY
-------------------------------------              --------------------------------------------
Mark L. Hilson, Chair, Board of Directors          Vice-President, Onex Corporation,
                                                     a diversified industrial company

Donald L. Triggs, Director and Executive           President and Chief Executive Officer
  Officer                                            Vincor International Inc.

Donald J. P. Ziraldo, Director                     President, Inniskillin Wines, Inc.,
                                                     a wholly owned subsidiary of Vincor

Michael Bregman, Director                          Chairman, The Second Cup Ltd.,
                                                     a specialty coffee retailer, and
                                                     Principal, XDL Investment Capital Corp.,
                                                     a venture capital fund

Jonathan H. Deitcher, Director                     Vice-President and Director
                                                     RBC Dominion Securities

Carr Hatch, Director                               Chairman and Chief Executive Officer
                                                     Arimtec International Inc., a document
                                                     archival and information retrieval company
                                                     (September 1997--present); Vice-President
                                                     and Chief Financial Officer,
                                                     Axidata Inc., a computer supply company
                                                     (September 1996--September 1997);
                                                     Executive Vice-President, Chief Financial
                                                     Officer and Director, Tenex Data
                                                     Corporation, a computer supply company
                                                     (March 1986--September 1996)

Pierre Marc Johnson, Director                      Senior Counsel
                                                     Heenan Blaikie, a law firm (June 1997--
                                                     present); Professor, Faculty of Law,
                                                     McGill University (September 1996--May
                                                     1997); Counsel with Guy & Gilbert,
                                                     Attorneys (prior to September 1996)

Robert W. Luba, Director                           President, Luba Financial Inc., an
                                                     investment company

NAME AND CURRENT POSITION WITH PARENT                           EMPLOYMENT HISTORY
-------------------------------------              --------------------------------------------
Heather M. Reisman, Director                       President and Chief Executive Officer
                                                     Indigo Books & Music Inc., a superstore
                                                     retailer

Gerald W. Schwartz, Director                       Chairman and Chief Executive Officer
                                                     Onex Corporation, a diversified industrial
                                                     company

Hugh Segal, Director                               President, The Institute for Research and
                                                     Public Policy, an independent research
                                                     institute (1999--present); Associate,
                                                     Gluskin Sheff & Associates, Inc., an
                                                     investment advisory firm (1994--1999)

Richard G. Jones, Executive Officer                Executive Vice-President, Finance and
                                                     Administration and Secretary,
                                                     Vincor International Inc.

Jonathan Bamberger, Executive Officer              Executive Vice-President, Corporate
                                                     Development,
                                                     Vincor International Inc. (October 1999--
                                                     present); President, Great Western Malting
                                                     Co. (November 1995--February 1999);
                                                     President, Canada Malting International
                                                     (July 1994--November 1995)

Bruce D. Walker, Executive Officer                 Executive Vice-President, Government and
                                                     Industry Relations, Vincor International
                                                     Inc. (1997--present); Executive Vice
                                                     President, Ontario Division, Vincor
                                                     International Inc. (1995--1997)

B.  DIRECTORS AND EXECUTIVE OFFICERS OF HOLD CO.

    The following table sets forth the name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Hold Co. Unless otherwise indicated below, (i) the current business address of each such person is 441 Courtneypark Drive East, Mississauga, Ontario, Canada L5R 2V3, (ii) each such person is a citizen of Canada, (iii) none of such persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past five (5) years, and
(iv) none of such persons has been a party to any judicial or administrative proceeding during the past five (5) years that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                          PRESENT PRINCIPAL OCCUPATION
                          OF EMPLOYMENT AND FIVE-YEAR
                               EMPLOYMENT HISTORY

NAME AND CURRENT POSITION WITH HOLD CO.                         EMPLOYMENT HISTORY
---------------------------------------            --------------------------------------------
Donald L. Triggs, Director, President and          President and Chief Executive Officer
  Chief Executive Officer                            Vincor International Inc.

Richard G. Jones, Director, Vice-President         Executive Vice-President, Finance and
  and Treasurer                                      Administration and Secretary,
                                                     Vincor International Inc.

NAME AND CURRENT POSITION WITH HOLD CO.                         EMPLOYMENT HISTORY
---------------------------------------            --------------------------------------------
Jonathan Bamberger, Director, Vice-President       Executive Vice-President, Corporate
  and Secretary                                      Development,
                                                     Vincor International Inc. (October 1999--
                                                     present); President, Great Western Malting
                                                     Co. (November 1995--February 1999);
                                                     President, Canada Malting International
                                                     (July 1994--November 1995)

C.  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

    The following table sets forth the name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated below, (i) the current business address of each such person is 441 Courtneypark Drive East, Mississauga, Ontario, Canada L5R 2V3, (ii) each such person is a citizen of Canada, (iii) none of such persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past five (5) years, and
(iv) none of such persons has been a party to any judicial or administrative proceeding during the past five (5) years that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                          PRESENT PRINCIPAL OCCUPATION
                          OF EMPLOYMENT AND FIVE-YEAR
                               EMPLOYMENT HISTORY

NAME AND CURRENT POSITION WITH PURCHASER                        EMPLOYMENT HISTORY
----------------------------------------           --------------------------------------------
Donald L. Triggs, Director, President and          President and Chief Executive Officer
  Chief Executive Officer                            Vincor International Inc.

Richard G. Jones, Director, Vice-President         Executive Vice-President, Finance and
  and Treasurer                                      Administration and Secretary,
                                                     Vincor International Inc.

Jonathan Bamberger, Director, Vice-President       Executive Vice-President, Corporate
  and Secretary                                      Development,
                                                     Vincor International Inc. (October 1999--
                                                     present); President, Great Western Malting
                                                     Co. (November 1995--February 1999);
                                                     President, Canada Malting International
                                                     (July 1994--November 1995)

                                   APPENDIX A

                                 PLAN OF MERGER

    The following corporations are parties to this Plan of Merger: Toast Acquisition Company, Inc., a California corporation ("Toast"), and
R.H. Phillips, Inc., a California corporation ("Phillips").

    1. Toast has acquired and now owns ninety percent (90%) or more of the outstanding shares of Phillips.

    2. Toast shall be merged into Phillips, and Phillips shall assume all of the obligations of Toast, pursuant to Section 1110 of the California Corporations Code.

    3. Each outstanding share of Phillips not owned by Toast immediately prior to the merger shall be converted into cash in the amount of $7.00. Each outstanding share of Phillips owned by Toast immediately prior to the merger shall be canceled.

    4. Upon the merger, each outstanding common share of Toast shall be converted into one common share of Phillips.

    5. Each holder of shares of Toast or Phillips shall thereupon surrender the share certificate or certificates to Phillips and shall be entitled to receive in exchange therefor either the cash or a share certificate into which the shares theretofore represented by the certificate or certificates so surrendered shall have been converted in accordance with paragraph 3 or 4.

                                   APPENDIX B

  SECTIONS 1300, 1301, 1302, 1303 AND 1304 OF THE CALIFORNIA CORPORATIONS CODE

SECTION1300.  RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING
  SHAREHOLDER" DEFINED.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION1301.  DEMAND FOR PURCHASE.

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION1302.  ENDORSEMENT OF SHARES.

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION1303.  AGREED PRICE--TIME FOR PAYMENT.

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION1304.  DISSENTER'S ACTION TO ENFORCE PAYMENT.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

                        THE DEPOSITARY FOR THE OFFER IS:

                               LASALLE BANK, N.A.

         BY MAIL OR           BY FACSIMILE TRANSMISSION:            BY HAND:
    OVERNIGHT DELIVERY:          LaSalle Bank, N.A.             Bank of New York
    LaSalle Bank, N.A.          Attn: Corporate Trust        Attn: Steve Guirlando
   Attn: Corporate Trust              Operations               101 Barclay Street
         Operations            135 So. LaSalle Street,             Main Lobby
  135 So. LaSalle Street,            Suite 1811               New York, NY 10286
        Suite 1811                Chicago, IL 60603                        10286
     Chicago, IL 60603          Fax #: 312-904-2236                        10286
                                 To confirm facsimile
                                         call
                             telephone #: 312-904-2450

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and shall be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                           (800) 322-2885 (TOLL FREE)